                PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
                         SECURITIES EXCHANGE ACT OF 1934


Filed by the Registrant (X)
Filed by a Party other than the Registrant ( )

Check the appropriate box:
( ) Preliminary Proxy Statement
( ) Confidential, for use of the Commission only (as permitted by
    Rule 14a-6(e)(2)
(X) Definitive Proxy Statement
( ) Definitive Additional Materials
( ) Soliciting Material Pursuant to S240.14a-11(c) or S240.14a-12

                        AMERICAN TECHNICAL CERAMICS CORP.
                ------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

     -----------------------------------------------------------------------
     (Name of Person(s) Filing Proxy Statement if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

(X) No fee required
( ) Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11

    1) Title of each class of securities to which transaction applies:

    -------------------------------------------------------------------

    2) Aggregate number of securities to which transaction applies:

    -------------------------------------------------------------------

    3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11: (Set forth the amount on which the filing fee is calculated and state how it was determined):

    -------------------------------------------------------------------

    4) Proposed maximum aggregate value of transaction:

    -------------------------------------------------------------------

    5) Total fee paid:

( ) Fee paid previously with preliminary materials.

( ) Check box if any part of the fee is offset as provided by Exchange Act
    Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    1) Amount Previously Paid: ___________________________________________

    2) Form Schedule or Registration Statement No.:  _____________________

    3) Filing Party: _____________________________________________________

    4) Date Filed:   _____________________________________________________

                        AMERICAN TECHNICAL CERAMICS CORP.
                                 17 STEPAR PLACE
                       HUNTINGTON STATION, NEW YORK 11746
             -------------------------------------------------------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                          TO BE HELD NOVEMBER 19, 1999

             -------------------------------------------------------

To the Stockholders of
AMERICAN TECHNICAL CERAMICS CORP.:

     The Annual Meeting of Stockholders of American Technical Ceramics Corp., a Delaware corporation (the "Company"), will be held at 2201 Corporate Square Boulevard, Jacksonville, Florida 32216, on Friday, November 19, 1999 at 10:00 a.m., Eastern Standard Time, for the following purposes:

     1.   To elect six directors;

     2. To ratify the appointment of KPMG LLP as the independent public accountants to audit the Company's consolidated financial statements for the fiscal year ending June 30, 2000; and

     3. To transact such other business as may properly come before the meeting or any adjournment or adjournments thereof.

     Only stockholders of record at the close of business on October 12, 1999, the record date fixed by the Board of Directors, are entitled to notice of, and to vote at, the meeting. A complete list of stockholders of the Company as of the record date will be open to examination by any stockholder for any purpose germane to the meeting during ordinary business hours on or after November 9, 1999 at the place of the meeting. The transfer books of the Company will not be closed.

     Your attention is directed to the accompanying Proxy Statement. Stockholders unable to attend the meeting in person are urged to date, sign and mail promptly the enclosed proxy card in the postpaid envelope to ensure that your shares are represented at the meeting. If you attend the meeting, you may vote in person if you wish to do so, even though you have sent in your proxy.

                                            BY ORDER OF THE BOARD OF DIRECTORS


                                            KATHLEEN M. KELLY
                                            Secretary

Huntington Station, New York
October 19, 1999

                        AMERICAN TECHNICAL CERAMICS CORP.

                                 PROXY STATEMENT

     This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of American Technical Ceramics Corp., a Delaware corporation (the "Company"), to be voted at the Annual Meeting of Stockholders (the "Annual Meeting") and any adjournment or postponement thereof. The Annual Meeting will be held at 10:00 a.m., Eastern Standard Time, on Friday, November 19, 1999, at the Company's facility at 2201 Corporate Square Boulevard, Jacksonville, Florida 32216. The principal executive offices of the Company are located at 17 Stepar Place, Huntington Station, New York 11746. It is expected that this Proxy Statement and the accompanying proxy card will first be mailed or delivered to stockholders entitled to notice of, and to vote at, the Annual Meeting on or about October 19, 1999.

                       VOTING SECURITIES AND VOTING RIGHTS

     Only holders of record of the Company's Common Stock, par value $.01 per share (the "Common Stock"), at the close of business on October 12, 1999 will be entitled to notice of, and to vote at, the Annual Meeting. As of October 12, 1999, there were 3,827,034 shares of Common Stock issued and outstanding. A majority of the outstanding shares of Common Stock present in person or by proxy shall constitute a quorum at the Annual Meeting. Each outstanding share of Common Stock is entitled to one vote on all matters, which vote may be given in person or by proxy duly authorized in writing. There are no cumulative voting rights.

     All proxies received pursuant to this solicitation will be voted, and, where a choice is specified as to the proposals described in the foregoing Notice of Annual Meeting of Stockholders, they will be voted in accordance with that specification. If no specific instructions are given with respect to the matters to be acted upon, the shares of Common Stock represented by a signed proxy will be voted FOR all of the Board's nominees for director, FOR the proposal to ratify the appointment of KPMG LLP as the independent public accountants to audit the Company's consolidated financial statements for the fiscal year ending June 30, 2000 and in accordance with the proxy holders' best judgment as to any other matters as may properly come before the Annual Meeting. Stockholders who have executed proxies may revoke them at any time before they are voted by submitting a later dated proxy or by written notice delivered to the Secretary of the Company. Personal attendance at the meeting without submitting a later dated proxy or a written notice of revocation to the Secretary shall not serve to revoke any proxy.

     The affirmative vote of the holders of a majority of the shares of Common Stock present at the Annual Meeting, in person or by proxy, and entitled to vote is necessary for the election of directors and the ratification of KPMG LLP as the Company's independent public accountants to audit the Company's consolidated financial statements for the fiscal year ending June 30, 2000. Accordingly, an abstention is the equivalent of a vote against the election of any nominee for election to the Board of Directors of the Company or the proposal to ratify the appointment of KPMG LLP. In the event a broker that is a record holder of Common Stock of the Company does not return a signed proxy, the shares of Common Stock represented by such proxy will not be considered present at the Annual Meeting and, therefore, will not be considered in determining the presence of a quorum. Broker non-votes will have no effect on the outcome of the vote for the election of directors or the ratification of KPMG LLP as the Company's independent accountants.

     As of October 12, 1999, 2,296,515 shares of Common Stock (approximately 60% of the issued and outstanding shares of Common Stock) were held of record and beneficially by Victor Insetta, who is the President, Chief Executive Officer and a director of the Company. His shareholdings are sufficient to assure election of the nominees for election as directors as set forth herein, to ratify the appointment of KPMG LLP as the independent public accountants to audit the Company's consolidated financial statements for the fiscal year ending June 30, 2000 and to take action on any other matters as may properly come before the Annual Meeting.

     The Company will bear the entire cost of the solicitation of proxies by the Board of Directors. Proxies will be solicited by mail, and may be solicited personally by telephone or facsimile transmission, by directors, officers and regular employees of the Company, without additional remuneration.

                          SECURITY OWNERSHIP OF CERTAIN
                        BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth, as of October 12, 1999, certain information with respect to the ownership of the Company's Common Stock by (i) all persons who are known by the Company to be the beneficial owners of more than 5% of the outstanding shares of Common Stock, (ii) each of the directors of the Company,
(iii) each of the executive officers of the Company listed in the table under the caption "Executive Compensation -- Summary Compensation Table," and (iv) all directors and executive officers of the Company as a group.

         Name and Address               Amount and Nature of      Percent of
       of Beneficial Owner            Beneficial Ownership(1)        Class
------------------------------------  ----------------------- -----------------
VICTOR INSETTA                                 2,296,515 (2)          60.0%
2201 Corporate Square Boulevard
Jacksonville, Florida

JOSEPH COLANDREA                                 152,300 (3)           4.0%
911 South Ocean Boulevard
Boca Raton, Florida

STUART P. LITT                                    55,269 (4)           1.4%
One Norden Lane
Huntington Station, New York

RICHARD MONSORNO                                  50,680 (5)           1.3%
2201 Corporate Square Boulevard
Jacksonville, Florida

KATHLEEN M. KELLY                                 24,087 (6)            *
One Norden Lane
Huntington Station, New York

JUDAH WOLF                                        14,700 (7)            *
2201 Corporate Square Boulevard
Jacksonville, Florida

CHESTER E. SPENCE                                 13,000 (8)            *
269 Windsor Place
Brooklyn, New York

THOMAS J. VOLPE                                    1,000                *
31 Millbrook Circle
Norwood, New Jersey

O. JULIAN GARRARD III                              1,000                *
3871 Little Lane
Jacksonville, Florida

RUBIN BLUMKIN                                         --
7720 Hearth Stone Avenue
Boynton Beach, Florida

All executive officers and                     2,608,551(2)           68.2%
directors as a group (12 persons)

* Less than one percent.
------------------------------------

(1) All shares are beneficially owned, and the sole voting and investment power over such shares is held, by the persons named, except to the extent described in the following footnotes.

(2) Includes (i) 1,000 shares subject to options which are presently exercisable, and (ii) 2,000 shares owned by Mr. Insetta's wife, as to which Mr. Insetta disclaims beneficial ownership. Does not include (i) 152,300 shares owned by Mr. Colandrea which are subject to a Restated Shareholders' Agreement, dated April 15, 1985, among the Company and Messrs. Insetta, Colandrea and Joseph Mezey (the "Restated Shareholders' Agreement"), and
     (ii) shares subject to Voting and Transfer Agreements entered into in connection with options granted under a stock option plan which has expired. Pursuant to the Restated Shareholders' Agreement, Messrs. Insetta, Colandrea and Mezey have agreed that, so long as they own shares of Common Stock, they will vote their shares for the election of either three designees of Mr. Insetta (if Mr. Insetta elects not to be a director) or of Mr. Insetta and two of his designees, and for the election of Mr. Colandrea (if Mr. Colandrea elects to be a director) to the Board of Directors of the Company. Mr. Colandrea has waived his right to be designated as a director indefinitely until written notice is served to the contrary at least 90 days prior to the next scheduled annual meeting. No such notice has been given relative to the Company's Annual Meeting to be held November 19, 1999. Mr. Mezey no longer owns shares of Common Stock. The Restated Shareholders' Agreement will terminate upon the death of Mr. Insetta or at such time as Mr. Insetta does not own at least 10% of the outstanding shares of Common Stock. The Restated Shareholders' Agreement also provides for certain rights of first refusal and registration rights. The Voting and Transfer Agreements referred to above contain provisions requiring the holders of shares purchased upon the exercise of options granted under said plan to vote such shares for the election as directors of the Company of certain persons (currently Victor Insetta and Rubin Blumkin). The Company has not regularly enforced these provisions.

(3) Does not include 2,275,061 shares owned by Mr. Insetta which are subject to the Restated Shareholders' Agreement. See Note (2) above. By virtue of such agreement, Mr. Colandrea may be deemed to beneficially own the shares owned by Mr. Insetta.

(4)  Includes 2,000 shares subject to options which are presently exercisable.

(5)  Includes 2,000 shares subject to options which are presently exercisable.

(6) Includes 6,600 shares owned jointly with Mrs. Kelly's husband. Includes 2,000 shares subject to options which are presently exercisable.

(7)  Includes 2,000 shares subject to options which are presently exercisable.

(8)  Includes 3,000 shares owned jointly with Mr. Spence's wife.


COMPLIANCE WITH SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING

     Section 16(a) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), requires the Company's officers, directors and persons who own beneficially more than ten percent of the Company's Common Stock to file with the Securities and Exchange Commission initial reports of beneficial ownership and reports of changes in beneficial ownership of the Common Stock. Officers, directors and persons owning more than ten percent of the Common Stock are required to furnish the Company with copies of all such reports. Based solely on a review of copies of such reports furnished to the Company, the Company believes that, during the fiscal year ended June 30, 1999, there were no deviations from the Section 16(a) filing requirements applicable to its officers, directors and persons owning beneficially more than ten percent of the Common Stock.

                                   PROPOSAL 1
                              ELECTION OF DIRECTORS

     Six directors are to be elected to serve until the next annual meeting of stockholders or until their respective successors are elected and qualified. Set forth in the table below is certain information, as of October 12, 1999, with respect to the nominees of the Board of Directors of the Company for election as directors and is based on the records of the Company and information provided to it. All of the nominees are presently directors of the Company. Absent instructions to the contrary, it is the intention of the persons named in the enclosed proxy to vote for the election as directors of the persons named in the table below. If any such nominee should become unavailable for any reason, which the Board of Directors has no reason to anticipate, the persons named in the enclosed proxy reserve the right to substitute another person of their choice in his place.

     THE BOARD OF DIRECTORS OF THE COMPANY RECOMMENDS A VOTE FOR THE ELECTION AS A DIRECTOR OF THE COMPANY OF EACH OF THE NOMINEES SET FORTH BELOW.


                                                                                               Year First Elected
                                                                                               or Appointed as a
            Name               Age        Business Experience During the Past Five Years          Director
----------------------------- ----- ---------------------------------------------------------- -----------------
VICTOR INSETTA                 59   President and Chief Executive Officer of the Company and         1966
                                    Director.

RUBIN BLUMKIN (1) (2)          77   Retired since May 1988.  Prior  thereto, Vice President -        1984
                                    Marketing of the Company.

O. JULIAN GARRARD III (1) (2)  53   Partner of Garrard & Garrard, C.P.A., a certified public         1988
                                    accounting firm specializing in taxation.

CHESTER E. SPENCE              59   Retired since July 1999. Consultant to the Company from          1985
                                    May of 1998 to June of 1999. Prior thereto, Vice
                                    President-Marketing and Sales of the Company from
                                    August 1993 to April 1998.

STUART P. LITT (2)             57   Senior Vice President - Operations of the Company since          1993
                                    September 1996. Prior thereto, associate of OEM Capital,
                                    an investment banking firm specializing in the electronics industry, since December 1992. Consultant to electronics
                                    companies since September 1990.

THOMAS J. VOLPE                53   Senior Vice  President - Financial Operations of the             1999
                                    Interpublic Group of Companies, Inc., an organization of
                                    advertising agencies and communications services companies, since March 1986.



     (1) Member of Compensation Committee

     (2) Member of Audit Committee

     There are no family relationships between or among any directors or executive officers of the Company. See footnotes (2) and (3) to the table under the caption "Security Ownership of Certain Beneficial Owners and Management" for information concerning agreements among certain stockholders as to the election of directors.

BOARD MEETINGS;  COMMITTEES OF THE BOARD OF DIRECTORS

     During the fiscal year ended June 30, 1999, the Board of Directors held eight meetings. All of the directors attended all of the meetings held during the fiscal year ended June 30, 1999, except Mr. Thomas J. Volpe who was appointed to the Board of Directors on August 4, 1999.

     The Board of Directors has created a standing Audit Committee. The Audit Committee, which held four formal meetings and communicated informally several times during the fiscal year ended June 30, 1999, currently consists of Messrs. Blumkin, Garrard and Litt. Among other things, the Audit Committee reviews the scope and procedures of the audit activities of the independent accountants and their reports on their examinations. It also reviews reports from the Company's financial management and independent accountants on compliance with corporate policies and the adequacy of the Company's internal accounting controls. Each of Messrs. Blumkin, Garrard, and Litt attended all of the meetings held by the Audit Committee during the fiscal year ended June 30, 1999.

     The Board of Directors has also created a Compensation Committee which currently consists of Messrs. Blumkin and Garrard. Mr. Blumkin replaced Mr. Spence as a member of the Compensation Committee on November 20, 1998. The Compensation Committee is authorized, subject to the Certificate of Incorporation and By-Laws of the Company and the Delaware General Corporation Law, to exercise all power and authority of the Board of Directors with respect to the compensation of employees of the Company. The Compensation Committee did not hold a meeting during the fiscal year ended June 30, 1999.

     Each of the non-employee directors of the Company receives a fee of $1,000 plus expenses for each meeting, excluding teleconference meetings, of the Board of Directors and, if a member of a Committee, each Committee meeting, that he attends.

                             EXECUTIVE COMPENSATION

SUMMARY COMPENSATION TABLE

     The following table sets forth compensation paid over each of the last three fiscal years to the President and Chief Executive Officer of the Company and to each of the other executive officers of the Company whose cash compensation exceeded $100,000 (collectively, the "Named Executive Officers"):

  Name and Principal        Fiscal Year                                   Restricted       All Other
      Position             Ended June 30   Salary ($)     Bonus($)(1)    Stock Awards    Compensation($)
-------------------------  -------------   ---------      -------------  ------------    ---------------
VICTOR INSETTA                1999          278,596         174,489           --              5,159 (4)
President, Chief Executive    1998          273,195         190,480 (2)    190,478 (3)        4,938 (4)
Officer and Director          1997          248,535         281,185           --              4,796 (4)

STUART LITT                   1999          165,000          16,380        236,851 (5)(6)    14,448 (7)
Senior Vice President-        1998          161,689          32,827        196,688 (5)        4,507 (7)
Operations and Director       1997          115,385          24,108        131,063 (5)       42,057 (8)

RICHARD MONSORNO              1999          162,350          16,380        190,525 (9)        6,458 (10)
Senior Vice President-        1998          169,643          32,827           --              6,740 (10)
Technology                    1997          154,122          26,713           --              6,602 (10)

KATHLEEN M. KELLY             1999          114,349          16,380           --              5,775 (11)
Vice President-               1998          112,811          32,827           --              5,883 (11)
Administration and Secretary  1997          103,231          26,713           --              5,303 (11)

JUDAH WOLF                    1999           90,000          81,259           --              4,691 (13)
Vice President - Thin Film
Operations (12)



(1) Includes amounts paid in the applicable fiscal year in respect of such fiscal year and amounts earned for such fiscal year and paid in a subsequent fiscal year.

(2) Represents the cash portion of the bonus paid to Mr. Insetta in respect of the fiscal year ended June 30, 1998 pursuant to his employment agreement. See "Executive Compensation -- Employment Agreements."

(3) Represents the fair market value of the stock portion of the bonus paid to Mr. Insetta in respect of the fiscal year ended June 30, 1998 pursuant to his employment agreement which consists of 20,454 shares of Common Stock (based upon the closing sale price of the Company's Common Stock on the American Stock Exchange on June 30, 1998 of $9.3125 per share). See "Executive Compensation -- Employment Agreements."

(4) Consist of contributions by the Company to the 401(k) Savings Plan on behalf of Mr. Insetta. See "Executive Compensation -- 401(k) Savings Plan."

(5) Includes, with respect to fiscal year 1999, and represents, with the respect to fiscal years 1998 and 1997, the fair market value of restricted stock awards aggregating 2,852, 10,417 and 18,000 shares, respectively, of Common Stock granted to Mr. Litt in fiscal years 1999, 1998 and 1997 in connection with his employment by the Company based upon the closing sale prices of the Company's Common Stock on the American Stock Exchange on the dates of grant (which prices ranged from $9.3125 to $19.875 per share). As of June 30, 1999, the value of the 31,269 shares of Common Stock issued to Mr. Litt was $265,787 (based upon the closing sale price of the Company's Common Stock on the American Stock Exchange on such date of $8.50 per share). See "Executive Compensation -- Employment Agreements."

(6) Includes the fair market value of two stock bonus awards of 10,000 shares of Common Stock each granted on March 2, 1999 and June 2, 1999 (based upon the closing sale prices of the Company's Common Stock on the American Stock Exchange on March 2, 1999 and June 2, 1999 of $6.625 and $6.9375 per share, respectively) and payments made on behalf of Mr. Litt in respect of income taxes on such awards. As of June 30, 1999, the value of the 20,000 shares of Common Stock issued to Mr. Litt pursuant to these stock bonus awards was $170,000 (based upon the closing sale price of the Company's Common Stock on the American Stock Exchange on June 30, 1999 of $8.50 per share).

(7) Consists of contributions by the Company to the Company's 401(k) Savings Plan on behalf of Mr. Litt of $4,623 and $4,507 for fiscal years 1999 and 1998, respectively, and income recorded for fiscal year 1999 as a result of the partial forgiveness of a loan made by the Company to Mr. Litt for the purpose of payment of income taxes on stock grants. See "Executive Compensation -- 401(k) Savings Plan" and "Executive Compensation -- Employment Agreements."

(8) Consists of relocation expenses paid by the Company on behalf of Mr. Litt. See "Executive Compensation -- Employment Agreements."

(9) Represents the fair market value of two stock bonus awards of 10,000 shares of Common Stock each granted on March 2, 1999 and June 2, 1999 (based upon the closing sale prices of the Company's Common Stock on the American Stock Exchange on March 2, 1999 and June 2, 1999 of $6.625 and $6.9375 per share, respectively) and payments made on behalf of Mr. Monsorno in respect of income taxes on such awards. As of June 30, 1999, the value of the 20,000 shares of Common Stock issued to Mr. Monsorno pursuant to these stock bonus awards was $170,000 (based upon the closing sale price of the Company's Common Stock on the American Stock Exchange on June 30, 1999 of $8.50 per share).

(10) Consists of contributions by the Company to the Company's 401(k) Savings Plan on behalf of Mr. Monsorno of $4,637, $4,808 and $4,670 for fiscal years 1999, 1998 and 1997, respectively, and income recorded for fiscal years 1999, 1998 and 1997 of $1,821, $1,932 and $1,932, respectively, as a result of the partial forgiveness of a loan made by the Company to Mr. Monsorno for the purpose of paying income taxes on a 10,000 share stock bonus made to him in April 1994. See "Executive Compensation -- 401(k) Savings Plan."

(11) Consists of contributions by the Company to the Company's 401(k) Savings Plan on behalf of Mrs. Kelly of $3,954, $3,951 and $3,371 for fiscal years 1999, 1998 and 1997, respectively, and income recorded for fiscal years 1999, 1998 and 1997 of $1,821, $1,932 and $1,932, respectively, as a result of the partial forgiveness of a loan made by the Company to Mrs. Kelly for the purpose of paying income taxes on a 10,000 share stock bonus made to her in April 1994. See "Executive Compensation -- 401(k) Savings Plan."

(12) Mr. Wolf was appointed Vice President - Thin Film Operations of the Company on March 3, 1999. The information contained in the table represents the compensation paid to Mr. Wolf during the full fiscal year in all capacities. Mr. Wolf was not an executive officer of the Company in fiscal years 1998 and 1997.

(13) Consists of contributions by the Company to the 401(k) Savings Plan on behalf of Mr. Wolf. See "Executive Compensation -- 401(k) Savings Plan."

                              OPTION GRANTS IN LAST FISCAL YEAR

     The following table sets forth certain information concerning options granted to the Named Executive Officers during the fiscal year ended June 30, 1999. All options were granted pursuant to the Company's 1997 Stock Option Plan.

                                                                                       Potential Realizable Value at
                                                                                           Assumed Annual Rates
                                         Individual Grants                      of Stock Price Appreciation for Option Term
                   ------------------------------------------------------------ --------------------------------------------
                                      Percent of
                      Number of     Total Options
                      Securities      Granted to   Exercise of
                      Underlying     Employees in   Base Price
                    Options Granted   Fiscal Year  ($/Share)(1)  Expiration Date          5%             10%
                    ---------------   -----------  ------------  ---------------      ----------      ---------
Victor Insetta           4,000           4.7%        $  8.9375      7/29/2003         $  9,875        $  21,825
Victor Insetta           2,000           2.4%        $  8.80       11/20/2003         $  4,850        $  10,750
Stuart Litt              2,000           2.4%        $  8.00       11/20/2008         $ 10,075        $  25,500
Rich Monsorno            2,000           2.4%        $  8.00       11/20/2008         $ 10,075        $  25,500
Kathy Kelly              2,000           2.4%        $  8.00       11/20/2008         $ 10,075        $  25,500
Judah Wolf               2,000           2.4%        $  8.00       11/20/2008         $ 10,075        $  25,500

(1) All options were granted at an exercise price equal to the fair market value of the Common Stock on the date of grant, except those granted to Victor Insetta which were granted at 110% of fair market value.

                      AGGREGATE OPTION EXERCISES DURING THE
                         FISCAL YEAR ENDED JUNE 30, 1999
                        AND FISCAL YEAR-END OPTION VALUES

     The following table sets forth certain information concerning the number and value of shares underlying exercisable and unexercisable stock options as of June 30, 1999 held by the Named Executive Officers. None of the Named Executive Officers exercised any options during the fiscal year ended June 30, 1999.

                              Number of Shares           Value of Unexercised
                           Underlying Unexercised      In-the-Money Options at
                          Options at Fiscal Year End       Fiscal Year End(1)
                          --------------------------  --------------------------
                          Exercisable Unexercisable   Exercisable  Unexercisable
                          ----------- --------------  -----------  -------------
  Victor Insetta            1,000        5,000          ------       ------
  Stuart Litt               2,000        4,000           $ 500      $ 2,000
  Kathleen M. Kelly         2,000        4,000           $ 500      $ 2,000
  Richard Monsorno          2,000        4,000           $ 500      $ 2,000
  Judah Wolf                2,000        4,000           $ 500      $ 2,000


(1) Based upon the closing sale price of the Common Stock on the American Stock Exchange on June 30, 1999 of $8.50 per share.

EMPLOYMENT AGREEMENTS

Victor Insetta

     The Company has entered into an employment agreement with Victor Insetta, the Company's President and Chief Executive Officer. The term of the agreement currently expires on March 1, 2000. Pursuant to its terms, the agreement was automatically renewed for a one-year period beginning on March 1, 1999. In the absence of written notice to the contrary by either party at least 120 days prior to March 1 of subsequent years, the Agreement will continue to be automatically renewed for one-year periods.

     Pursuant to the agreement, Mr. Insetta was paid base compensation for the fiscal year ended June 30, 1999 at the rate of $270,270 per annum through March 1, 1999, and at the rate of $297,297 per annum during the remainder of the fiscal year. The agreement provides for further increases in Mr. Insetta's base salary by the Board of Directors from time to time in its sole discretion. The agreement also provides that, as additional annual compensation, Mr. Insetta is also entitled to an amount equal to 5% of the Company's net income (before such incentive compensation and before income taxes). In September 1998, the Company amended the employment agreement, effective for the fiscal year ended June 30, 1998, to allow the Company, at its option, to pay the additional annual compensation in stock, cash or a combination thereof, subject to certain limitations. For the fiscal year ended June 30, 1999, the Company elected to pay all of Mr. Insetta's additional compensation in cash. For the fiscal year ended June 30, 1998, the Company elected to pay 50% of Mr. Insetta's additional annual compensation in cash and 50% in shares of Common Stock. See "Executive Compensation -- Summary Compensation Table."

     The agreement further provides, among other things, that if there is a change of control of the Company or if Mr. Insetta's employment is terminated prior to the scheduled expiration date other than for cause (as defined in the agreement), death, disability, or voluntary termination apart from a change of control, the Company is required to pay to Mr. Insetta, in a lump sum, an amount equal to the greater of (i) all of the compensation due to Mr. Insetta under the agreement through the end of the then existing term of the agreement, or (ii) three times Mr. Insetta's average annual compensation under the agreement during the five most recent taxable years prior to the taxable year in which the termination took place as calculated in accordance with the Section 280G of the Internal Revenue Code of 1986, as amended (the "Code"). In addition, if Mr. Insetta voluntarily terminates his employment with the Company, for a period equal to the lesser of the remaining term of the agreement or one year, Mr. Insetta has agreed that he will not, directly or indirectly, solicit those persons or entities who are customers of the Company on the effective date of his termination of employment for the purpose of purchasing multi-layer capacitors; provided, however, that the foregoing restriction shall not apply if Mr. Insetta terminates his employment because of a change of control of the Company. In addition, Mr. Insetta has agreed that, for a period of one year following the termination of his employment (other than termination by the Company without cause), he will not divulge to any person any information which is actually held in confidence by the Company, subject, however, to certain conditions, including the Company having performed, and continuing to perform, its obligations under the agreement.

     The Company presently maintains a term life insurance policy in the aggregate amount of $4,000,000 on the life of Mr. Insetta. The Company is named as the beneficiary of this policy.

Stuart Litt

     In September 1996, the Company entered into an employment agreement with Stuart P. Litt, the Company's Senior Vice President - Operations. Pursuant to the agreement, Mr. Litt was to be employed for a period of three years at an annual base salary of $150,000. Mr. Litt's annual base salary was increased effective September 15, 1997 to $165,000. In addition, Mr. Litt received quarterly cash bonuses equal to one half of one percent of the Company's net income (before such incentive compensation and before income taxes) pursuant to the Company 's officer and management employee bonus program. See "Executive Compensation -- Bonus Programs." The agreement provides that if Mr. Litt's employment by the Company is terminated at any time after the first three years of employment, Mr. Litt will be entitled to a severance payment of $100,000. As of September 1999, the agreement between Mr. Litt and the Company expired (other than the provision relating to severance). Mr. Litt is currently being employed by the Company under the principal economic terms of the original agreement, and it is the current intention of both parties to continue his employment on such terms.

     Pursuant to the agreement, the Board of Directors granted to Mr. Litt a restricted stock award of 34,000 shares of Common Stock. Pursuant to this award, Mr. Litt was to receive 24,000 shares in 24 monthly installments of 1,000 shares on the 15th of each month commencing October 15, 1996, provided he was still actively employed by the Company on each such date, and an additional 10,000 shares on December 15, 1996, again provided he was still actively employed by the Company on such date. Through June 30, 1997, Mr. Litt had received 18,000 shares of Common Stock pursuant to this program. Subsequent to May 15, 1997, the Company and Mr. Litt mutually agreed to terminate the monthly 1,000 share awards while they discussed alternative structures for future awards.

    In August 1997, the Board of Directors and Mr. Litt agreed to amend the terms of Mr. Litt's restricted stock award program. On August 19, 1997, he was awarded an additional 2,301 shares of Common Stock and the Company set aside $11,700 for Mr. Litt to pay a portion of the income taxes payable by him in respect of such award. Each subsequent month commencing September 1997 through September 1998, Mr. Litt received a number of shares (rounded to the nearest whole share) as follows:

                                           Number
                    Date of Issuance     of Shares
                    ----------------     ---------
                  September 15, 1997         771
                  October 15, 1997           789
                  November 17, 1997          768
                  December 15, 1997          782
                  January 15, 1998           795
                  February 16, 1998          764
                  March 16, 1998             836
                  April 15, 1998             843
                  May 15, 1998               867
                  June 15, 1998              901
                  July 15, 1998              920
                  August 15, 1998            939
                  September 15, 1998         993
                                          ------
                     Total                13,269
                                          ======

Judah Wolf

     In January 1998, the Company entered into a four year employment agreement with Judah Wolf, the Company's Vice President - Thin Film Operations. The agreement provides for annual base compensation of $90,000. In addition Mr. Wolf receives a quarterly incentive bonus equal to a percentage of the Thin Film Profit Contribution (as defined in the agreement). The percentage to be applied to the Thin Film Profit Contribution is 5.0% for calendar year 1998, 4.0%, for calendar year 1999 and 3.5% for each of calendar years 2000 and 2001. Mr. Wolf also receives a quarterly bonus pursuant to the Company's officer and management employee bonus program equal to one half of one percent of the Company's net income before such incentive compensation and income taxes less an amount equal to one half of one percent of the Thin Film Profit Contributions. See "Executive Compensation -- Bonus Programs."

     The agreement may be terminated by the Company upon 30 days' notice. If the agreement is terminated for reasons other than disability or cause, Mr. Wolf is entitled to severance equal to the lesser of (i) $100,000, or (ii) 60% of his highest total compensation for any consecutive 12 months during the last 24 months of Mr. Wolf's employment, payable in 24 equal monthly installments.

     The agreement includes a provision that allows the Company to purchase certain ceramic substrate inventory from Mr. Wolf. The Company exercised that privilege in September 1998 and purchased approximately $200,000 of inventory from Mr. Wolf in exchange for 12,700 shares of Common Stock (based upon the closing sale price of the Company's Common Stock on the American Stock Exchange on September 11, 1998 of $ 7.87 per share) and $100,000 in cash. The fair market value of such stock on June 30, 1999 was $107,950 (based upon the closing sale price of the Company's Common Stock on the American Stock Exchange on such date of $8.50).

1997 STOCK OPTION PLAN

        In April 1997, the Company's Board of Directors adopted the 1997 Stock Option Plan. The 1997 Stock Option Plan was approved by stockholders at the Company's annual meeting in November 1997. The purpose of the 1997 Stock Option Plan is to provide a means whereby selected employees, officers, directors, agents, consultants and independent contractors of the Company or of any parent or subsidiary thereof, may be granted options to purchase shares of the Company's Common Stock, in order to attract and retain the services or advice of such persons and to provide added incentive to them by encouraging stock ownership in the Company.

        The 1997 Stock Option Plan is administered by the Board of Directors of the Company, except to the extent the Board delegates its authority to a committee of the Board. The administrator of the 1997 Stock Option Plan is hereinafter referred to as the "Plan Administrator." The Plan Administrator has the authority, in its discretion, to determine all matters relating to the options to be granted under the 1997 Stock Option Plan, including selection of the individuals to be granted options, the number of shares to be subject to each option, the exercise price, and all other terms and conditions of the options, including the designation of such options as incentive stock options or non-qualified stock options.

        The 1997 Stock Option Plan provides for the grant of options to purchase up to 400,000 shares of Common Stock. If any option granted under the 1997 Stock Option Plan shall expire, be surrendered, exchanged for another option, canceled or terminated for any reason without having been exercised in full, the unpurchased shares subject thereto shall thereupon again be available for purposes of the 1997 Stock Option Plan.

        Options granted under the 1997 Stock Option Plan may be either "incentive stock options," as defined in Section 422A of the Code, or "non-qualified stock options." An incentive stock option may be granted only to any individual who, at the time the option is granted, is an employee of the Company or any parent or subsidiary of the Company. A non-qualified stock option may be granted to any director, employee, officer, agent, consultant or independent contractor of the Company or any parent or subsidiary of the Company.

        The exercise price of an incentive stock option may not be less than the fair market value per share of the Common Stock on the date of grant (110% of the fair market value of the Common Stock on such date in the case of incentive stock options granted to employees who own more than 10% of the total combined voting power of the Company on the date of grant (any such person, a "10% Stockholder")), and not less than the par value per share of the Common Stock with respect to non-qualified stock options.

        The term of each stock option granted under the 1997 Stock Option Plan shall be as established by the Plan Administrator but shall not be more than 10 years from the date of grant (five years in the case of an incentive stock option granted to a 10% Stockholder). The Plan Administrator may establish a vesting schedule with respect to any option granted under the 1997 Stock Option Plan setting forth the time or times at which portions of such option shall become exercisable.

        Payment of the option exercise price shall be made in full at the time notice of exercise of the option is delivered to the Company and shall be in cash, bank certified or cashier's check or personal check. The Plan Administrator can determine at the time the option is granted for incentive stock options, or at any time before exercise for non-qualified stock options, that additional forms of payment will be permitted, including delivery of shares of stock of the Company held by an Optionee having a fair market value equal to the exercise price, or withholding from the shares that would otherwise be issued upon exercise of an option that number of shares having a fair market value equal to the option exercise price.

        Options granted under the 1997 Stock Option Plan may not be transferred, assigned, pledged or hypothecated in any manner (whether by operation of law or otherwise) other than (i) by will or by the applicable laws of descent and distribution, (ii) pursuant to a qualified domestic relations order or (iii) as otherwise determined by the Plan Administrator and set forth in the applicable Option Agreement. No option shall be exercisable after termination of the recipient's relationship with the Company or any parent or subsidiary of the Company unless such termination occurs by reason of retirement with the consent of the Company or death. In the event of the retirement of a recipient of options with the consent of the Company, the options or unexercised portions thereof which were otherwise exercisable on the date of retirement shall expire unless exercised within a period of three months after the date of retirement. In the event of the death of a recipient of options while an employee, officer, director, agent, consultant or independent contractor of the Company or any parent or subsidiary of the Company or in the event of the death of the recipient within the three month period following termination of such person's employment or other association with the Company by reason of retirement with the consent of the Company, the options which were otherwise exercisable on the date of such termination shall be exercisable by his or her personal representatives, heirs, or legatees at any time prior to the expiration of one year from the date of his or her death. In no event, however, shall an option be exercisable after ten years from the date it is granted (five years in the case of an incentive stock option granted to a 10% Stockholder). The Plan Administrator may, if it determines that to do so would be in the Company's best interests, provide in a specific case or cases for the exercise of options which would otherwise terminate upon termination of a recipient's relationship with the Company for any reason, upon such terms and conditions as the Plan Administrator determines to be appropriate.

        The Board may at any time suspend, amend or terminate the 1997 Stock Option Plan, provided that, except in certain cases relating to mergers, consolidations, reorganizations and similar transactions, the approval of the holders of a majority of the Company's outstanding shares of voting capital stock present, in person or by proxy, and entitled to vote at any meeting shall be necessary for the adoption by the Board of any amendment which will: (i) increase the number of shares which are to be reserved for the issuance upon exercise of options under the 1997 Stock Option Plan; (ii) permit the granting of stock options to a class of persons other than those presently permitted to receive stock options under the 1997 Stock Option Plan; or (iii) require shareholder approval under applicable law, including Section 16(b) of the Exchange Act. Unless sooner terminated by the Board, the 1997 Stock Option Plan shall terminate on April 1, 2007.

     As of June 30, 1999, there were seven executive officers, four directors who are not employees of the Company and 473 employees who were not executive officers who were eligible to participate in the 1997 Stock Option Plan. As of June 30, 1999, incentive stock options to purchase 314,500 shares of Common Stock had been granted to 222 employees at exercise prices ranging from $8.00 per share to $11.25 per share, including options to purchase 30,000 shares granted to the Named Executive Officers. See "Executive Compensation - Option Grants in Last Fiscal Year."

BONUS PROGRAM

     The Company has a bonus program for officers other than Mr. Insetta and for certain other management employees pursuant to which such officers and other employees are eligible to receive quarterly cash bonuses equal to one half of one percent of the Company's net income (before such bonuses and before income tax). In the event of a net loss in any quarter, the amount of such net loss is applied to reduce the bonus payable in future quarters in that fiscal year. In the fiscal year ended June 30, 1999, the Company paid bonuses aggregating $59,140 under this program, including bonuses to Mr. Litt, Mr. Monsorno and Mrs. Kelly of $16,380, $16,380 and $16,380, respectively. See "Executive Compensation -- Summary Compensation Table."

     Mr. Wolf participates in a modified version of this bonus program as stated in his employment agreement. In the fiscal year ended June 30, 1999, the Company paid Mr. Wolf bonuses aggregating $81,259. See "Employment Agreements -- Judah Wolf" and "Executive Compensation -- Summary Compensation Table."

401(k) SAVINGS PLAN

     The Company has a 401(k) Savings Plan covering all employees. Pursuant to this plan, eligible employees may elect to defer up to 15% of their eligible gross earnings, but in no event more than $10,000 for the calendar year 1999. In addition, contributions may be limited by certain other restrictions under the Code. The Company contributes an amount based upon the employee's contributions, up to 3% of such employee's gross earnings. Officers are eligible to participate in this plan in the same manner as are all other employees. For the fiscal year ended June 30, 1999, the Company's contributions to this plan were $371,000, including contributions on behalf of Mr. Insetta, Mr. Litt, Mr. Monsorno, Mrs. Kelly and Mr. Wolf of $5,159, $4,623, $4,637, $3,954 and $4,691, respectively.
See "Executive Compensation -- Summary Compensation Table."

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     During the fiscal year ended June 30, 1999, the Compensation Committee of the Board of Directors consisted of Messrs. Garrard and Blumkin. During the fiscal year ended June 30, 1999, decisions with respect to officers' compensation were made by the entire Board. See "Executive Compensation -- Report on Executive Compensation." No officer who serves as a director of the Company participated in matters involving the evaluation of his own performance or the setting of his own compensation.

REPORT ON EXECUTIVE COMPENSATION

     The Board of Directors has established a Compensation Committee which currently consists of Messrs. Garrard and Blumkin. While the Compensation Committee has the power and authority of the Board of Directors with respect to the compensation of employees, the Committee has historically provided information and assistance to the full Board of Directors of the Company which has been the body responsible for making decisions with respect to employee compensation issues. No officer of the Company who serves on the Board of Directors or on the Compensation Committee participates in matters involving the evaluation of his own performance or the setting of his own compensation.

     The Company seeks to establish compensation plans and policies which are designed to (i) attract and retain highly qualified employees at all levels,
(ii) provide rewards that are closely linked to the Company's performance, and
(iii) align the interests of the Company's employees with those of its stockholders through stock ownership.

The Company monitors the compensation paid to various levels of employees on both a geographic and industry basis. Moreover, the Company has established bonus compensation programs for virtually all levels of employees pursuant to which they are rewarded based upon the overall profitability of the Company. Finally, the Company has over the past several years awarded stock bonuses to several executive officers and supervisory employees in order to reward them for their efforts on behalf of the Company and to provide them with a direct stake in the Company's future. In April 1997, the Board adopted the 1997 Stock Option Plan in order to expand the universe of individuals who are important to the Company's success who may be eligible for stock-based compensation.

     The base salary of Victor Insetta, the Company's President and Chief Executive Officer, for fiscal year 1999 was based principally upon his rights under the employment agreement described above. The agreement, which was entered into in 1985 and has been amended several times, currently provides for a minimum base salary of $297,297. This amount was increased from the original amount of $225,000 to $234,000 effective October 1, 1992, $246,000 effective March 1, 1994, $270,270 effective May 12, 1997, and to the current amount, $297,297, effective March 2, 1999. These increases were consistent with cost of living increases granted to virtually all employees of the Company. The Board also believed that they were warranted in order to bring Mr. Insetta's base compensation in line with salaries being paid to other chief executive officers of similar companies and in recognition of the Company's performance.

     Mr. Insetta's employment agreement also entitles him to annual incentive compensation equal to 5% of the Company's net income (before such incentive compensation and before income taxes) which for the fiscal year ended June 30, 1999 amounted to $174,489. The Board believes that it is appropriate for the compensation of the Chief Executive Officer of the Company to be based, in substantial part, on the Company's overall performance.

     In September 1998, Mr. Insetta's employment agreement was further amended to allow the Company to pay Mr. Insetta's annual incentive compensation in cash, Common Stock or a combination thereof. The determination of the manner of payment is made each year by the Board of Directors, in its sole discretion, subject to certain limitations. For the fiscal year ended June 30, 1998, the Board (with Mr. Insetta abstaining) elected to pay 50% of Mr. Insetta's annual incentive compensation in cash and 50% in Common Stock. This was done to conserve cash and to more closely ally Mr. Insetta's overall compensation to the performance of the Company's stock. For the fiscal year ended 1999, the Board (with Mr. Insetta abstaining) elected to pay 100% of Mr. Insetta's annual incentive compensation in cash. The Board believed this was appropriate in light of the Company's cash position and the current level of Mr. Insetta's stock ownership in the Company.

                                                          Rubin Blumkin
                                                          O. Julian Garrard III
                                                          Victor Insetta
                                                          Stuart P. Litt
                                                          Thomas J. Volpe
                                                          Chester E. Spence

                                                          October 19, 1999

                                PERFORMANCE GRAPH

     The graph below compares the cumulative total stockholder return on the Common Stock from July 1, 1994 through June 30, 1999, with the cumulative total return of the American Stock Exchange Total Return Index and a peer group of companies selected by the Company. The peer group is composed of ten publicly-held manufacturers of capacitors and other electronic components, including the Company. Total cumulative return values were calculated based on the assumption of $100 invested on July 1, 1994, assuming reinvestment of dividends. The stock price performance shown on the graph below is not necessarily indicative of future price performance.

                 COMPARISON OF 5 YEAR CUMULATIVE TOTAL RETURN*

                    AMONG AMERICAN TECHNICAL CERAMICS CORP.,
                  THE AMEX MARKET VALUE INDEX AND A PEER GROUP


                               (Graphic Omitted)



o  $100 INVESTED ON JULY 1, 1994 IN STOCK
   OR INDEX, INCLUDING REINVESTMENT OF
   DIVIDENDS. FISCAL YEAR ENDING JUNE 30.


                                        Fiscal Year Ended June 30 Cumulative Year Return
                                        ------------------------------------------------
                                          1995     1996      1997      1998      1999
                                          ----     ----      ----      ----      ----
American Technical Ceramics Corp.          396      253       459       292       267
Peer Group (1)                             153      123       161       108       188
Amex Market Value                          118      136       151       177       199


------------------

(1) Includes the Company and Aeroflex, Inc., AVX Corp., California Micro Devices Corp., Cts Corp., Merrimac Industries, Inc., Micronetics Wireless, Inc. , Sawtek, Inc.,Vari-1 Company, Inc., and Vishay Intertechnology, Inc

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS


RELATED PARTY LEASES

     The Company presently leases certain real property from its President, Chief Executive Officer and principal stockholder, Victor Insetta, and entities controlled by him. In the case of each such lease, the Company has periodically obtained appraisal letters indicating that the fixed rentals in effect did not exceed fair market rentals in the area. The Company does not intend to lease any additional real property from Mr. Insetta or entities controlled by him other than renewals of existing leases and improvements and new construction that may be made to existing leased properties.


FLORIDA FACILITY

     The Company's Jacksonville, Florida facility (the "Florida Facility") is leased by its wholly-owned subsidiary, American Technical Ceramics (Florida), Inc. ("ATC-Florida"), from V.P.I. Properties Associates ("VPI"), a limited partnership of which Mr. Insetta is the sole general partner and the limited partnership interests are owned by members of his family. The lease, which was amended several times, most recently as of September 30, 1998, to reflect the construction of additional buildings on the premises, is for a term expiring in 2010.

     To finance the development of the Florida Facility, VPI transferred the Florida Facility to the Jacksonville Port Authority which issued tax exempt bonds (the "Bonds") in the principal amount of $2,000,000 to Barnett Bank Trust Company, N.A. ("Barnett"). The Florida Facility was then sold to VPI under an Installment Sale and Security Agreement (the "Agreement") with legal title being retained by Barnett, as trustee for the holders of the Bonds. Payment of the Bonds is secured by a security interest in, and lien upon, the real property comprising the Florida Facility and the machinery and equipment which is located therein which were financed from the Bond proceeds.

     Under the lease, ATC-Florida is responsible to pay to Barnett, for the account of VPI, the principal of, premium, if any, and interest on the Bonds, all expenses of the trustee under the Indenture relating thereto (the "Indenture") and all other payments required to be made by VPI under the Agreement or the Indenture. In addition, ATC-Florida is responsible to pay to VPI, as supplemental rent, annually, the difference between the sum of $461,239 (adjusted upward (but not downward) annually based upon the increase, if any, in the Consumer Price Index for all Urban Consumers for the last reported month available on April 1 of each year during the lease compared to such index for May 1998) and the amount payable to Barnett pursuant to the preceding sentence. ATC-Florida is also obligated to pay all expenses arising in connection with the Florida Facility, including all real estate taxes, assessments, utilities and repairs.

     The Company, through ATC-Florida, has the right at the end of the lease term to purchase the Florida Facility at its fair market value and has a right of first offer to purchase the Florida Facility if VPI elects to sell it in the interim.

     In the fiscal year ended June 30, 1999, the aggregate rental paid by ATC-Florida under this lease was $512,763. In addition, the Company incurred expenses of $98,453 for real estate taxes and $237,352 for utilities.

NEW YORK PROPERTY

      Since July 1976, the Company has leased from Mr. Insetta the land and building at 15 Stepar Place, Huntington Station, New York (the "New York Property"). The lease for the New York Property expired in February 1996. The Company leased the New York Property on a month-to-month basis on the same terms as the terms provided in the lease until January 1, 1997 when the lease was renewed and extended for a five-year term. The lease was amended and restated as of September 25, 1998. The base rent is based upon the annual payments of principal and interest payable under the mortgage encumbering such property. The base rent reflects an adjustment upward commencing January 1, 1990 and as of each succeeding calendar year based upon the increase in the Consumer Price Index for All Urban Consumers (New York City) over the Consumer Price Index for All Urban Consumers (New York City) for January 1989. Current monthly installments are $40,710. The Company is also responsible for payment of all real estate taxes and all utilities and repairs relating to the property. During the fiscal year ended June 30, 1999, the total amount of rent paid by the Company for this facility was $484,020. In addition, the Company incurred expenses of $57,563 for real estate taxes, $223,306 for utilities and $13,300 for leasehold improvements.

       The Company has the option to purchase the New York Property at any time during the lease at its fair market value and a right of first offer if Mr. Insetta elects to sell it in the interim.

INVENTORY

        See "Executive Compensation -- Employment Agreements" for information concerning the purchase by the Company of certain inventories of ceramic substrate from Judah Wolf, the Company's Vice President - Thin Film Operations.

                                   PROPOSAL 2

                     RATIFICATION OF INDEPENDENT ACCOUNTANTS

     KPMG LLP, the independent public accountants who have audited the Company's financial statements for the past nine years, have been appointed by the Board of Directors of the Company to audit the Company's consolidated financial statements for the fiscal year ending June 30, 2000. The Board of Directors believes that the selection of an independent accountant to audit the financial statements of the Company prepared by management is an appropriate matter for stockholder consideration. If the stockholders do not ratify the selection of KPMG LLP, the Board of Directors will consider the selection of another firm of independent certified public accountants to audit the Company's consolidated financial statements for the fiscal year ending June 30, 2000. Representatives of KPMG LLP may be present at the Annual Meeting and, if present, will have an opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions.

     THE BOARD OF DIRECTORS OF THE COMPANY RECOMMENDS A VOTE FOR THE RATIFICATION OF KPMG LLP AS THE INDEPENDENT PUBLIC ACCOUNTANTS TO AUDIT THE COMPANY'S CONSOLIDATED FINANCIAL STATEMENTS FOR THE FISCAL YEAR ENDING JUNE 30, 2000 WHICH IS DESIGNATED AS PROPOSAL 2 ON THE ENCLOSED PROXY CARD.


                          ANNUAL REPORT TO STOCKHOLDERS

     The Company will provide to any stockholder, without charge, upon written request to the Secretary of the Company, a copy of the Company's Annual Report on Form 10-K for the fiscal year ended June 30, 1999.


           DEADLINE FOR STOCKHOLDER PROPOSALS FOR 2000 ANNUAL MEETING

     The Company expects to hold its annual meeting of stockholders for the fiscal year ending June 30, 2000 in November or December 2000. Stockholders who intend to present proposals intended to be included in the Company's Proxy Statement and form of proxy relating to such annual meeting must submit their proposals in writing to the Secretary of the Company on or before June 30, 2000.


                                  OTHER MATTERS

     Management of the Company knows of no business other than that referred to in the foregoing Notice of Annual Meeting and Proxy Statement that may come before the Annual Meeting. However, if other matters properly come before the Annual Meeting, it is the intention of the persons named in the enclosed proxy to vote thereon in accordance with their judgement.

                                            BY ORDER OF THE BOARD OF DIRECTORS



                                            KATHLEEN M. KELLY
                                            Secretary

October 19, 1999

                       AMERICAN TECHNICAL CERAMICS CORP.
                                     PROXY
          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints Victor Insetta and Kathleen M. Kelly, and each of them, the attorneys and proxies of the undersigned, with power of substitution, to represent and vote on behalf of the undersigned all the shares of common stock of American Technical Ceramics Corp. which the undersigned is entitled to vote at the Annual Meeting of Stockholders of American Technical Ceramics Corp. to be held at 2201 Corporate Square Boulevard, Jacksonville, Florida, 32216, on Friday, November 19, 1999 at 10:00 a.m., local time, and any adjournment or adjournments thereof, hereby revoking all proxies heretofore given with respect to such stock, upon the following proposals more fully described in the notice of and proxy statement for the Annual Meeting (receipt of which is hereby acknowledged).

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR PROPOSALS 1 AND 2.

Please mark boxes [ ] or [X] in blue or black ink.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR (1) AND (2).

     1. ELECTION OF DIRECTORS:
        FOR ALL NOMINEES LISTED BELOW [  ]             WITHHOLD AUTHORITY [  ]
        (EXCEPT AS MARKED TO THE CONTRARY BELOW)       TO VOTE FOR ALL NOMINEES LISTED BELOW

Victor Insetta, Rubin Blumkin, O. Julian Garrard III, Stuart P. Litt,
Chester E. Spence, and Thomas J. Volpe
(INSTRUCTION: TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL NOMINEE, WRITE THAT NOMINEE'S NAME ON SPACE PROVIDED BELOW.)

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                          CONTINUED, AND TO BE SIGNED AND DATED ON REVERSE SIDE.

2. PROPOSAL TO RATIFY THE APPOINTMENT OF KPMG LLP AS THE INDEPENDENT PUBLIC ACCOUNTANTS OF THE CORPORATION FOR THE FISCAL YEAR ENDING JUNE 30, 2000.

                         FOR [  ]    AGAINST [  ]     ABSTAIN [  ]

3. IN THEIR DISCRETION UPON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE ANNUAL MEETING.

   I WILL [  ]   WILL NOT [  ]   ATTEND THE ANNUAL MEETING.

               Please sign exactly as your names appear below. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please sign in full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.

               DATED                                                  , 1999


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               SIGNATURE(S)


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               SIGNATURE(S)

               PLEASE SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.


                                                  ATC # 001-897 Rev. B; 9/99